Exhibit 10.2

Executive Officer - Breeze

ROYAL GOLD, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

(Gold Equivalent Ounce Vesting) / (Total Shareholder Return Vesting)

Royal Gold, Inc., a Delaware corporation (the “Company”), hereby grants performance shares relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Holder, subject to the vesting conditions set forth in the attached (the “Agreement”).  Additional terms and conditions of the grant are set forth in this cover sheet, in the Agreement and in the Royal Gold, Inc. 2015 Omnibus Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”).

Grant Date:	[Grant Date]

Name of Holder:	[Full Name]

Number of Performance Shares Covered by Grant:

Target:	[# of shares]
Maximum:	[# of shares]

By agreeing to accept this Agreement online, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is available in your Shareworks document library, or upon request to the Secretary.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

Executive Officer

ROYAL GOLD, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

Performance Shares – Number and Transferability

This grant is an award of performance shares in the number of shares set forth on the cover sheet, subject to the vesting conditions described below (the “Performance Shares”).  The purchase price for the Performance Shares is deemed paid by your services. The number of Performance Shares, if any, that may be issued pursuant to the terms of this Agreement shall be calculated based on the attainment of specified performance goals, as set forth on the attached Exhibit A. Your Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.

Vesting

You will vest in the number of Performance Shares, if any, determined in accordance with the terms of Exhibit A following the availability of data upon which vesting can be calculated, but in no event later than September 30 of any year in which shares are eligible to vest; provided that, except as otherwise set forth in this Agreement, you continue in continuous Service from the Grant Date to the Service Date(s) specified in Exhibit A.

Except as otherwise provided in this Agreement, no additional Performance Shares will vest after your Service has terminated for any reason.

All Performance Shares that have not vested as a result of performance or otherwise as a result of the provisions of this Agreement on or prior to the date(s) specified in Exhibit A will be forfeited.

The Compensation, Nominating and Governance Committee (the “Committee”) has the authority to certify whether the vesting thresholds set forth in Exhibit A have been achieved.  Further, the Committee shall determine if you have incurred an Involuntary Termination and whether or not such Involuntary Termination was in connection with a Change in Control.  Any such determinations shall be made in the sole discretion of the Committee.  The resulting aggregate number of vested Performance Shares will be rounded down to the nearest whole number of Performance Shares.  You may not vest in more than the maximum number of Performance Shares set forth on the cover sheet.

Termination without Cause; Change of Control

Notwithstanding the foregoing vesting rules, if your Service or your Employment Contract is terminated without “Cause” (an “Involuntary Termination”) during the term of your Employment Contract, and any such termination does not occur within the period beginning ninety (90) days prior to and ending two (2) years after the occurrence of a “Change of Control” (as defined in your Employment Contract), then, you will be eligible to vest in a prorated portion of the Performance Shares to which you would be entitled based on the Company’s performance through the last day of the Company’s fiscal year in which your Service is terminated and determined in accordance with the Company’s practices as in effect at such time.  Once the Committee has determined the degree to which the performance criteria through the last day of the Company’s fiscal year in which your Service is terminated has been satisfied, your prorated vesting portion will be determined by multiplying the number of Performance Shares that would otherwise vest based on Company performance by a fraction, where the numerator is the number of days you remained in Service from

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the Grant Date through the date of your termination of Service and the denominator is the number of days from the Grant Date to the date the performance criteria were satisfied.  The resulting aggregate number of vested shares will be rounded down to the nearest whole number, and you cannot vest in more than the maximum number of shares set forth on the cover sheet.

If you incur an Involuntary Termination  during the term of your Employment Contract, and any such termination occurs within the period beginning ninety (90) days prior to and ending two (2) years after the occurrence of a “Change of Control” (as defined in your Employment Contract), then, you will be one hundred percent (100%) vested in the maximum number of Performance Shares set forth on the cover sheet as of the date of your termination.

As used herein, the term “Cause” shall mean reasons justifying termination with immediate effect pursuant to your “Employment Contract” (that certain Employment Contract between you and RGLD Gold AG dated January 1, 2019, as the same may be amended after the date hereof.)

Delivery of Stock Pursuant to Vested Performance Shares

Unless an earlier delivery date is specified below, Stock represented by the vested Performance Shares (which shares of Stock will be rounded down to the nearest number of whole shares) will be delivered to you as soon as practicable following the end of the fiscal year for which Performance Shares are determined to vest, but in no event later than September 30 of such year.

Forfeiture of Unvested Performance Shares

In the event that your Service terminates for any reason, except as provided above in the section entitled "Termination without Cause; Change of Control," you will forfeit all of the Performance Shares that have not yet vested.

Leaves of Absence	For purposes of this award of Performance Shares, the impact of any leave of absence on your Service shall be determined in accordance with Company policies and procedures and Applicable Laws.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements consistent with Company policies and procedures to pay any withholding or other taxes that may be due as a result of this grant or the vesting, settlement or issuance of shares related to this grant.  You may satisfy such withholding or other tax obligations by remitting cash payments to the Company within the time periods specified by Company policies and procedures or, to the extent permitted under Applicable Laws, by causing the Company or its Affiliate to withhold shares of Stock otherwise issuable to you as a result of this grant.  The shares of Stock so withheld shall have an aggregate Fair Market Value equal to such withholding obligations.

In the event that the Company determines that any withholding or other tax is required and you have not made satisfactory arrangements to satisfy such obligations within the time periods specified by Company policies and procedures, the Company shall have the right to:  (i) require such payments from you; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) withhold shares of Stock otherwise issuable to you as a result of this grant.  Any shares of Stock so withheld shall have an aggregate Fair Market Value equal to such withholding obligations.

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Retention Rights

Neither the Performance Shares nor this Agreement give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.  The Company (and any parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to: (i) a forfeiture of any outstanding unvested Performance Shares, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service (A) a forfeiture of any proceeds received upon a sale of shares acquired by you upon vesting of Performance Shares or (B) a forfeiture of any shares of Stock acquired by you upon vesting of the Performance Shares. Unless otherwise specified in your Employment Contract, you take actions in competition with the Company if, within one year of your termination of Service, you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity that is in the business of creating, financing, acquiring, investing in and managing precious metal royalties, precious metal streams and similar interests. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the shares of Stock relating to the vested Performance Shares have been issued.  Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your shares are issued.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of Performance Shares covered by this grant shall be adjusted if required pursuant to the Plan.  Performance Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Section 409A

It is intended that this Agreement comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Agreement will be interpreted and administered to be in compliance with Section 409A.  To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties.  The nature of any such amendment shall be determined by the Company.  Notwithstanding anything to the contrary in this Agreement or the Plan, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your “separation from service” (as defined for purposes of Section 409A, a “Separation

Executive Officer

from Service”) will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier).  Notwithstanding anything to the contrary in this Agreement, for purposes of any provision of this Agreement providing for the settlement of any shares of Stock upon or following a termination of employment or a termination of Service that are considered “deferred compensation” under Section 409A, references to your “termination of employment” or “termination of Service” (and corollary terms) shall be construed to refer to your Separation from Service.   Each installment of Performance Shares that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies.  Please contact the Secretary at (303) 573-1660 to request paper copies of these documents.

The Plan

The text of the Plan is incorporated in this Agreement by reference.  Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Shares.  Any prior agreements, commitments or negotiations concerning the Performance Shares are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this award, you give explicit consent to process any such personal data.  You also give explicit consent to transfer any such personal data outside the country in which you work or are employed, including with respect to non-U.S. resident optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Stock Ownership Requirements

You are required to continue to hold an aggregate of fifty percent (50%) of the shares of Stock acquired by you pursuant to this Performance Share grant together with all other shares of Stock acquired by you pursuant to any other performance share grant made under the Plan  (such 50% to be determined after reducing the shares of Stock covered by this grant and all other performance share grants made to you under the Plan by the number of shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with this grant and such other performance share grants) for so long as the number of shares of Stock owned by you is less than the number of shares of Stock which satisfies your stock ownership requirements under the Company’s Stock Ownership Guidelines in effect from time to time.

Executive Officer

By agreeing to accept this Agreement online, you acknowledge that you have received, read and understand the Plan and this Agreement, and agree to abide by and be bound by their terms and conditions.

Executive Officer

Exhibit A

[Performance Metrics, Vesting Schedule and Service Date(s) to be added each year.]